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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

Information to be Included in Statements Filed Pursuant to Rules 13d-1(b), (c)
        and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)
                              (Amendment No. 1)*


                             NOVAMED EYECARE, INC.
                             ---------------------
                               (Name of Issuer)

                    COMMON STOCK, par value $.01 per share
                    --------------------------------------
                        (Title of Class of Securities)


                                  66986W 10 8
                                  -----------
                                (CUSIP Number)


                               December 31, 2000
                               -----------------
            (Date of Event Which Requires Filing of the Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 6
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--------------------------                                  ------------------
  CUSIP NO.  66986W 10 8              13G                   Page 2 of 6 Pages
           ---------------
--------------------------                                  ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      STEPHEN J. WINJUM

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,984,142

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,984,142

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,984,142
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------



                                  Page 2 of 6
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---------------------                                        ------------------
CUSIP NO. 66986W 10 8                 13G                    Page 3 of 6 Pages
---------------------                                        ------------------

Item 1(a).  Name of Issuer:

                  NovaMed Eyecare, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  980 N. Michigan Avenue
                  Suite 1620
                  Chicago, Illinois 60611

Item 2(a).  Name of Person Filing:

                  Stephen J. Winjum

Item 2(b).  Address of Principal Business Office:

                  Stephen J. Winjum
                  NovaMed Eyecare, Inc.
                  980 North Michigan Avenue
                  Suite 1620
                  Chicago, Illinois 60611

Item 2(c).  Citizenship:

                  U.S.A.

Item 2(d).  Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number:

                  66986W 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            (a)  [__]  Broker or dealer registered under Section 15 of the
                       Exchange Act;

            (b)  [__]  Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c)  [__]  Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act;

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---------------------                                          -----------------
CUSIP NO. 66986W 10 8                 13G                      Page 4 of 6 Pages
---------------------                                          -----------------

            (d)  [__]  Investment company registered under Section 8 of the
                       Investment Company Act;

            (e)  [__]  An investment adviser in accordance with Rule 13d-1(b)
                       (1)(ii)(E);

            (f)  [__]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)  [__]  A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

            (h)  [__]  A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

            (i)  [__]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)  [__]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  ____

Item 4.     Ownership:

       (a)  Amount beneficially owned:

            1,984,142 /(1)/

       (b)  Percent of Class:

            7.7% /(1)/

(c)  Number of shares as to which each person has:

          (i)   sole power to vote or to direct the vote:  1,984,142 /(1)/

          (ii)  shared power to vote or to direct the vote:  -0-

          (iii) sole power to dispose or to direct the disposition of:
                1,984,142/(1)/

          (iv)  shared power to dispose or to direct the disposition of: -0-

------------------
/(1)/ Includes 1,106,042 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 31, 2000.

                                  Page 4 of 6
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---------------------                                          -----------------
CUSIP NO. 66986W 10 8                 13G                      Page 5 of 6 Pages
---------------------                                          -----------------

Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: _____

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable

Item 7.   Identification and Classification of the Subsidiary which
          Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable

Item 8.   Identification and Classification of Members of the Group:

               Not Applicable

Item 9.   Notice of Dissolution of Group:

               Not Applicable

Item 10.  Certification:

               Not Applicable

                                  Page 5 of 6

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---------------------                                          -----------------
CUSIP NO. 66986W 10 8                 13G                      Page 6 of 6 Pages
---------------------                                          -----------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2001



                             /s/ STEPHEN J. WINJUM
                             ---------------------
                             Stephen J. Winjum


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